Exhibit 99.1

OurPet’s Company Reports 2015 First Quarter Results

FAIRPORT HARBOR, Ohio – May 1, 2015—OurPet’s Company (OTCQX:OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported 2015 first quarter net revenue increased 7.3% to $5,597,322 from $5,214,471 for the same period last year. Net income increased 59% to $213,792 for the 2015 first quarter compared to $134,427 a year ago. Earnings per diluted share were $0.01 for the first quarter of 2015 and 2014.

Dr. Steven Tsengas, Chairman and CEO, commented, “We achieved solid results for the first three months of 2015, which included record first quarter net revenue, solid increases in gross profit and pre-tax income plus the second highest first quarter net income in four years. These achievements reflect further benefits from our dual-brand strategy, which included 22% net revenue growth in the Pet Specialty channel and a 6% net revenue increase in the Food, Mass and Drug channel compared to the 2014 first quarter.”

Dr. Tsengas continued, “Our first quarter margins benefited from improved product mix and tight cost controls. As a result, gross profit margin and pre-tax margin increased compared to a year ago, while selling, general and administrative expenses increased less than 2% versus the same period in 2014. An integral part of our ongoing efforts is the roll-out of the dual-brand strategy as we continue to work with customers to ensure a smooth transition. We expect that these activities will continue throughout the remainder of this year.”

Dr. Tsengas concluded, “We are very pleased with the response during and following Global Pet Expo, which took place in early-March. Customer interest in our expanding lines of products included particular interest in the Catty Whack electronic cat toy, the Ball of Feathery Fury cat toy, the new Flappy dog toys, the Tilt-A-Bowl stainless steel with bonded rubber bowl and the Barking Bistro/Designer Diner raised feeder. We also continue to feature the most complete line of Feline Waste Management products in the industry– SmartScoop automatic litter box, EZ Scoop semi-automatic litter box, Simply/Fresh Scoop litter box and our single and three pack disposable litter boxes. We are excited about these growth opportunities as we build upon our solid 2015 first quarter performance.”

2015 First Quarter Results

Net revenue increased 7.3% to $5,597,322 for the three months ended March 31, 2015, from $5,214,471 for the same period a year ago. Sales increases in the Pet Specialty and Food Drug & Mass markets were partly offset by decreased sales to certain customers in the Value and E-Commerce channels. Sales increases in Toys/Accessories and Bowls/Feeders were partly offset by decreased sales of Edibles/Consumables and Waste & Odor products.

Gross profit increased 9.0% to $1,694,345 for the 2015 first quarter from $1,553,901 a year ago. This $140,444 increase was primarily due to higher sales in 2015 versus the 2014 first quarter. Gross profit margin increased to 30.3% for the 2015 first quarter from 29.8% for the same quarter a year ago principally due to improved sales mix.

Income from operations increased 48% to $356,313 for the 2015 first quarter versus $240,936 for the 2014 first quarter. The $115,377 increase over the same period a year ago was mainly due to higher sales, as selling, general and administrative expenses increased only 1.9% over the first quarter last year.

Income before taxes of $336,529 for the 2015 first quarter was 56% above the prior year.

Income tax expense of approximately $122,700 for the 2015 first quarter was about $41,600 higher than the $81,100 income tax expense for the same period last year. The company’s book tax rate decreased to 36.5% for the three months ended March 31, 2015, from 37.6% for the same period in 2014.

Net income was $213,792 for the 2015 first quarter versus $134,427 for the same period last year. The $79,365 increase was 59% greater than net income reported for the same period a year ago. Earnings per share were $0.01 for the first quarter of 2015 and 2014.

EBITDA increased 32% for the first three months of 2015 to $533,010 from $403,761 for the same period a year ago. Depreciation and amortization expense was $171,974 for the 2015 first quarter compared to $152,395 for the 2014 first quarter. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements included in this earnings release.

Investor Conference Call

OurPet’s Company has scheduled an investor conference call for Friday, May 1, 2015, at 10:00 am. Eastern Time (ET). Dr. Steve Tsengas, Chairman and CEO, and Scott Mendes, Chief Financial Officer, will discuss the company’s growth strategy and financial results followed by a question and answer session. To participate in the conference call, individuals should dial (877) 485-3107. Phone lines will open at 9:50 am. ET. A digital replay of the investor conference call will be available following the call on the company’s website: www.ourpets.com/investor/investors.html.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investor and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com .

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

CONTACTS	INVESTOR RELATIONS
OurPet’s Company	InvestQuest, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 343-6500, x111	(614) 876-1900

EBITDA	Q1'15	Q1'14

Net Income	$213,792	$134,427
Interest expense	$24,507	$35,839
Tax Expense	$122,737	$81,100
Depreciation	$151,880	$133,685
Amortization	$20,094	$18,710
Total EBITDA	$533,010	$403,761

Stock Options expense	$6,000	$3,000
Warrants expense	$-	$3,000
Total Adjusted EBITDA	$539,010	$409,761

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.